CONTACT: Lawrence E. White
                                       Executive Vice President/
                                       Chief Financial Officer
                                       (972) 888-8108


    EL CHICO RESTAURANTS, INC. SHAREHOLDERS APPROVE MERGER


     Dallas, Texas, December 30, 1997  El Chico Restaurants, Inc.
  (NASDAQ: ELCH) today announced that its shareholders have approved its previously announced merger and merger agreement with an affiliate of Cracken, Harkey, Street & Co., L.L.C. Under the terms and conditions of the merger agreement the Company's shareholders will receive $12.75 cash for each share of ELCH Common Stock after the effective time of the merger.

     The Company also indicated that it has received copies of commitment letters from the purchaser under which the purchaser would receive financing to complete the merger as well as to acquire another restaurant company, Good Eats Holding Company, Inc. These financing commitments are through AMRESCO Commercial Lending Corporation and U.S. Restaurant Properties Operating, L.P., and they are subject to certain conditions and final negotiations. The Company said that the present best estimate of the effective date of the merger is mid-January.

     El Chico Restaurants, Inc. owns and franchises a group of 94 full-service Mexican restaurants, principally under the name "El Chico" in twelve states.




  *Note: Forward-looking statements regarding management's present plans, or those of the party expected to acquire the company, to achieve future performance and objectives involve risks and uncertainties concerning many factors, many of which are not fully within management's control or influence. Such factors could cause actual results to differ from plans or expectations, and such differences could be material. Factors affecting future performance and plans include but are not limited to: ability of the party expected to acquire the company to satisfy all necessary conditions to closing its financing commitments; changing economic and competitive conditions; ability to negotiate satisfactory agreements with third parties for supplies, services, financing, new restaurant locations, and other needs; ability to attract and retain qualified personnel; ability to achieve expected returns on investments and operational programs; and consumer reaction to advertising, remodels, new restaurants, product offerings, and operational improvement programs. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof.
Management does not expect to update such forward-looking statements continually as conditions change, and readers are urged to review carefully and consider the various disclosures in periodic reports, including reports on Forms 8-K, 10-K and 10-Q, filed with the Securities and Exchange Commission.


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